Exhibit 5
DISTRIBUTION AGREEMENT
AGREEMENT, dated September 30, 2020, between MUTUAL OF AMERICA Investment Corporation, a corporation organized under the laws of Maryland (the “Investment Company”), and MUTUAL OF AMERICA SECURITIES LLC, a Delaware limited liability company (the “Distributor”):
WITNESSETH:
WHEREAS, the Investment Company is registered under the Investment Company Act of 1940, as amended (the “Investment Company Act”), as a diversified open-end investment company and the Investment Company offers its shares for sale continuously to certain separate accounts registered under the Securities Act of 1933 (the “Securities Act”) of both Mutual of America Life Insurance Company, and its former wholly-owned subsidiary, The American Life Insurance Company of New York (together the “Accounts”), as well as to persons and entities eligible to purchase shares (“Purchasers”), pursuant to an effective prospectus and statement of additional information of the Investment Company (the “Prospectus”) under the Securities Act; and
WHEREAS, the Distributor, a wholly owned subsidiary of Mutual of America Holdings LLC, itself a wholly owned subsidiary of Mutual of America Life Insurance Company, may be regarded as a principal underwriter for the Investment Company; and
WHEREAS, the Investment Company currently is comprised of the separate funds listed on Exhibit “A” (“Funds”), each of which pursues its investment objective through separate investment policies; and
WHEREAS, the Distributor is duly registered as a broker-dealer under the Securities Exchange Act of 1934 (the “Exchange Act”); and
WHEREAS, the Investment Company and the Distributor wish to enter into an agreement with each other with respect to the continuous offering to Purchasers and the Accounts of shares of the common Stock, par value $.001 per share, of the Investment Company’s Funds (the “Shares”), in order to promote the growth of the Investment Company and facilitate the distribution of its Shares;
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NOW, THEREFORE, the parties agree as follows:
Section 1. Appointment of the Distributor. The Investment Company hereby appoints the Distributor as the principal underwriter and distributor of the Investment Company to sell and offer its Shares to Purchasers and the Accounts, including shares for funds to be added in the future, and the Distributor hereby accepts such appointment and agrees to serve without compensation. The Investment Company during the term of this Agreement shall sell its Shares upon the terms and conditions set forth below.
Section 2. Exclusive Nature of Duties. The Distributor shall be the exclusive representative of the Investment Company to act as principal underwriter and distributor.
Section 3. Purchase of Shares from the Investment Company.
(a) The Investment Company will offer its Shares and the Distributor shall have the right to buy from the Investment Company the Shares needed, but not more than the Shares needed (except for clerical errors in transmission) to fill unconditional orders for Shares of the Investment Company placed with the Distributor by the Purchasers and Accounts, directly or by securities dealers or depository institutions or other financial intermediaries acting as agent for their customers or on their own behalf. Alternatively, the Distributor may act as the Investment Company’s agent, to offer, and to solicit offers to subscribe to, Shares as shall then be effectively registered under the Securities Act. The Distributor will promptly forward all orders and subscriptions for Shares to the Fund’s transfer agent or any other agent designated by the Investment Company in writing. The price which the Distributor shall pay for, or offer, the Shares of each Fund shall be the net asset value per share of such Fund, determined as set forth in Section 3(c) hereof. The Distributor may offer or sell Shares to securities dealers, depository institutions or other financial intermediaries acting as agent for their customers that have entered into agreements with the Distributor pursuant to Section 9 hereof or acting on their own behalf. The Investment Company reserves the right to sell its Shares directly to investors through subscriptions received by the Investment Company at the applicable public offering price or net asset value as set forth in the Prospectus.
(b) The Shares of each Fund purchased by the Distributor as principal are to be resold by the Distributor to the Purchasers and Accounts at the net asset value per share of such Fund.
(c) The net asset value of Shares of each Fund of the Investment Company shall be determined by the Investment Company or any agent of the Investment Company in accordance with the method set forth in the Prospectus of the Investment Company and guidelines established by the Board of Directors of the Investment Company. The Investment Company may also cause the net asset value of Shares of each Fund of the Investment Company to be determined in substantially the same manner or estimated in such manner and as of such other hour or hours as may from time to time be agreed upon in writing by the Investment Company and the Distributor. All payments to the Investment Company hereunder shall be made in the manner set forth in Section 3(f).

(d) The Investment Company shall have the right to suspend the sale of Shares of any of its Funds at times when redemption of any such Shares is suspended pursuant to the conditions set forth in Section 4(b) hereof. The Investment Company shall also have the right to suspend the sale of Shares of any or all of its Funds if trading on the New York Stock Exchange shall have been suspended, if a banking moratorium shall have been declared by Federal or New York authorities, or if there shall have been some other extraordinary event, which, in the judgment of the Investment Company, makes it impracticable to sell any such Shares, or as otherwise set forth in the Prospectus.
(e) The Investment Company, or any agent of the Investment Company designated in writing by the Investment Company, shall be promptly advised by the Distributor of all purchase orders for Shares of each Fund received by the Distributor and all orders for Shares obtained by the Distributor shall be directed to the Investment Company or its agent designated in writing for acceptance and shall not be binding until accepted by the Investment Company. The Investment Company reserves the right to reject any purchase order, including exchanges, for any reason.
(f) The Investment Company (or its agent) will confirm orders upon their receipt, and upon receipt by the Investment Company (or its agent) of payment therefor, will make appropriate book entries, pursuant to the instructions of the Distributor. Payment shall be made to the Investment Company in New York Clearing House funds. The Distributor agrees to cause such payment and such instructions to be delivered promptly to the Investment Company (or its agent).
Section 4. Repurchase or Redemption of Shares by the Investment Company.
(a) Any of the outstanding Shares of each Fund may be tendered for redemption at any time, and the Investment Company agrees to repurchase or redeem any such Shares so tendered in accordance with its obligations as set forth in Article V of its Articles of Incorporation, as amended from time to time, and in accordance with the applicable provisions set forth in the Prospectus of the Investment Company. The price to be paid to redeem or repurchase Shares of any Fund shall be equal to the net asset value per share of such Fund calculated in accordance with the provisions of Section 3(c) hereof. All payments by the Investment Company hereunder shall be made in the manner set forth below.
Redemption proceeds shall be paid in accordance with the Prospectus and the Investment Company Act.
(b) Redemption of Shares of any Fund or payment may be suspended or delayed at times when the New York Stock Exchange is closed, when trading on said Exchange is closed, when trading on said Exchange is restricted, when an emergency exists as a result of which disposal by the Investment Company of securities owned by it for such Fund is not reasonably practicable or it is not reasonably practicable for the Investment Company fairly to determine the value of the net assets of such Fund, or during any other period when the Securities and Exchange Commission (the “SEC”), by order or regulation, so permits.

Section 5. Duties of the Investment Company.
(a) The Investment Company shall furnish to the Distributor copies of all information, financial statements and other papers which the Distributor may reasonably request for use in connection with the distribution of Shares of the Investment Company, and this shall include one certified copy, upon request by the Distributor, of all financial statements prepared for the Investment Company by independent public accountants. The Investment Company shall make available to the Distributor such number of copies of its Prospectus as the Distributor shall reasonably request.
(b) The Investment Company shall take, from time to time, but subject to any necessary approval of its shareholders, all necessary action to maintain its registration as an investment company under the Investment Company Act and to fix the number of its authorized Shares and to register Shares under the Securities Act, to the end that there will be available for sale such number of Shares as investors may reasonably be expected to purchase.
(c) The Investment Company shall use its best efforts to qualify and maintain the qualification of an appropriate number of Shares of each of its Funds for sale under the securities laws of such states as the Distributor and the Investment Company may approve, if such qualification is required by such securities laws. Any such qualification may be withheld, terminated or withdrawn by the Investment Company at any time in its discretion. As provided in Section 8(c) hereof, the expense of qualification and maintenance of qualification of Shares of a Fund shall be borne by such Fund. The Distributor shall furnish such information and other material relating to its affairs and activities as may be required by the Investment Company in connection with such qualification.
(d) The Investment Company will furnish, in reasonable quantities upon request by the Distributor, copies of annual and interim reports of the Investment Company, and such other information regarding the financial condition of the Investment Company as the Distributor may from time to time reasonably request.
(e) The Investment Company represents and warrants to the Distributor that:
(i)
It is a corporation duly organized and existing and in good standing under the laws of the State of Maryland;
(ii)
It is empowered under the laws of the State of Maryland and by its Articles of Incorporation and Bylaws to enter into and perform this Agreement;
(iii)
All proceedings required by the Articles of Incorporation and Bylaws have been taken to authorize it to enter into and perform its duties under this Agreement;
(iv)
It is registered as an open-end management investment company with the SEC under the Investment Company Act;
(v)
All Shares, when issued, shall be validly issued, fully paid and non-assessable;
(vi)
This Agreement, when executed and delivered, will constitute a legal, valid and binding obligation of the Investment Company, enforceable against the Investment Company in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;
(vii)
The performance by the Investment Company of its obligations hereunder does not and will not contravene any provision of its Articles of Incorporation and Bylaws;
(viii)
The Investment Company’s Registration Statement is currently effective and, except as the Investment Company otherwise notifies the Distributor, will remain effective with respect to all Shares of its series thereof being offered for sale;
(ix)
The Investment Company will use its best efforts to ensure that its Registration Statement and Prospectuses have been or will be, as the case may be, carefully prepared in conformity with the requirements of the Securities Act, the Investment Company Act and the respective rules and regulations thereunder, including Form N-1A;
(x)
The Investment Company will use its best efforts to ensure that (A) its Registration Statement and Prospectuses contain or will contain all statements required to be stated therein in accordance with the Securities Act and the rules and regulations thereunder, (B) all statements of fact contained or to be contained in the Registration Statement or Prospectuses are or will be true and correct at the time indicated or on the effective date as the case may be and (C) neither the Registration Statement nor any Prospectus, when they shall become effective or be authorized for use, will include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading to a purchaser of Shares;
(xi)
The Investment Company will from time to time file such amendment or amendments to its Registration Statement and Prospectuses as, in the light of then-current and then-prospective developments, shall, in the opinion of its counsel, be necessary in order to have the Registration Statement and Prospectuses at all times contain all material facts required to be stated therein or necessary to make any statements therein not misleading to a purchaser of Shares (“Required Amendments”); and
(xii)
The Investment Company will use its best efforts to ensure that the Investment Company shall not file any amendment to its Registration Statement or Prospectuses without giving the Distributor reasonable advance notice thereof (which under normal circumstances shall be at least three Investment Company business days); provided, however, that nothing contained in this Agreement shall in any way limit the Investment Company’s right to file at any time such amendments to its Registration Statement or Prospectuses, of whatever character, as the Investment Company may deem advisable, such right being in all respects absolute and unconditional.
Section 6. Duties of the Distributor.

(a) The Distributor shall devote reasonable time and effort to effect sales of Shares of the Investment Company, but shall not be obligated to sell any specific number of Shares. The Distributor shall only sell Shares against orders therefore and will not purchase Shares from any person other than the Investment Company except as provided in Section 4. The services of the Distributor hereunder are not to be deemed exclusive and nothing herein contained shall prevent the Distributor from entering into distribution arrangements with other investment companies so long as the performance of its obligations hereunder is not impaired thereby.
(b) In selling the Shares of the Investment Company, the Distributor shall comply with all applicable requirements of all federal and state laws and regulations and the regulations of the Financial Industry Regulatory Authority (“FINRA”), relating to the sale of such securities. Upon the written direction of the Investment Company, the Distributor may select one or more dealers complying with such requirements (each a “selected dealer”) to participate in the purchase and sale of Fund Shares pursuant to a form agreement approved by the Investment Company. Neither the Distributor nor any selected dealer nor any other person is authorized by the Investment Company to give any information or to make any representations, other than those contained in the registration statement or related Prospectus and any sales literature specifically approved by the Investment Company.
(c) The Distributor shall adopt and follow procedures for the confirmation of sales to investors and selected dealers or selected agents, the collection of amounts payable by investors and selected dealers or selected agents on such sales, and the cancellation of unsettled transactions, as may be necessary to comply with the requirements of FINRA and any other applicable self-regulatory organization.
(d) The Distributor represents and warrants to the Investment Company that:
(i)
It is a limited liability company duly organized and existing and in good standing under the laws of the State of Delaware and it is duly qualified to carry on its business in the State of Delaware;
(ii)
It is empowered under applicable laws and by its Certificate of Formation and Operating Agreement to enter into and perform this Agreement;
(iii)
All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement;
(iv)
It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement;
(v)
This Agreement, when executed and delivered, will constitute a legal, valid and binding obligation of the Distributor, enforceable against the Distributor in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

(vi)
It is registered under the Exchange Act with the SEC as a broker-dealer, it is a member in good standing of FINRA, it will abide by the rules and regulations of FINRA, and it will notify the Investment Company if its membership in FINRA is terminated or suspended; and
(vii)
The performance by the Distributor of its obligations hereunder does not and will not contravene any provision of its Certificate of Formation and Operating Agreement.
(e) Notwithstanding anything in this Agreement, including the Appendices, to the contrary, the Distributor makes no warranty or representation as to the number of selected dealers or selected agents with which it has entered into agreements in accordance with Section 9 hereof, as to the availability of any Shares to be sold through any selected dealer, selected agent or other intermediary or as to any other matter not specifically set forth herein.
Section 7. Payment of Expenses.
(a) The Investment Company shall bear all costs and expenses of the Investment Company, including fees and disbursements of its counsel and auditors, in connection with the preparation and filing of any required registration statements and prospectuses under the Investment Company Act, the Securities Act, and all amendments and supplements thereto, and the expense of preparing, printing, mailing and otherwise distributing prospectuses, annual or interim reports to shareholders and proxy materials.
(b) Each Fund shall bear the costs and expenses of qualification of Shares of such Fund for sale, and, the Distributor shall bear the cost and expense of qualifying the Distributor as a broker or dealer, in such states of the United States or other jurisdictions as shall be selected by the Investment Company and the Distributor pursuant to Section 5(c) hereof. The Investment Company shall bear the costs and expenses payable to each such state for continuing qualification of Fund Shares therein until the Investment Company decides to discontinue such qualification pursuant to Section 5(c) hereof. The Distributor shall pay all expenses relating to the Distributor’s broker-dealer qualification.
Section 8. Indemnification.
(a) The Investment Company shall indemnify and hold harmless the Distributor and each person, if any, who controls the Distributor (“Distributor Indemnitees”) against any loss, liability, claim, damage or expense (including the reasonable cost of investigating or defending any alleged loss, liability, claim, damage or expense and reasonable counsel fees incurred in connection therewith) arising by reason of any person acquiring direct or indirect interest in any Shares, which may be based upon the Securities Act, or on any other statute or at common law, on the ground that the Investment Company’s registration statement or related Prospectus, as from time to time amended and supplemented, or the annual or interim reports to shareholders of the Investment Company, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading, unless such statement or omission was made in reliance upon, and in conformity with, information furnished to the Investment Company in connection therewith by or on behalf of the Distributor; provided, however, that in no case (i) is the indemnity of the Investment Company in favor of the Distributor and any such controlling persons to be deemed to protect such Distributor or any such controlling persons thereof against any liability to the Investment Company or its shareholders to which the Distributor or any such controlling persons would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties or by reason of reckless disregard of its obligations and duties under this Agreement; or (ii) is the Investment Company to be liable under its indemnity agreement contained in this paragraph with respect to any claim made against the Distributor or any such controlling persons, unless the Distributor or such controlling persons, as the case may be, shall have notified the Investment Company in writing within a reasonable time after the summons or other first legal process giving information or the nature of the claim shall have been served upon the Distributor or such controlling persons (or after the Distributor or such controlling persons shall have received notice of such service on any designated agent), but failure to notify the Investment Company of any such claim shall not relieve it from any liability which it may have to the person against whom such action is brought otherwise than on account of its indemnity agreement contained in this paragraph. The Investment Company will be entitled to participate at its own expense in the defense, or, if it so elects, to assume the defense of any suit brought to enforce any such liability, but if the Investment Company elects to assume the defense, such defense shall be conducted by counsel chosen by it and satisfactory to the Distributor or such controlling person or persons, defendant or defendants in the suit. In the event the Investment Company elects to assume the defense of any such suit and retain such counsel, the Distributor or such controlling person or persons, defendant or defendants in the suit, shall bear the fees and expenses of any additional counsel retained by them but, in case the Investment Company does not elect to assume the defense of any such suit, it will reimburse the Distributor or such controlling person or persons, defendant or defendants in the suit, for the reasonable fees and expenses of any counsel retained by them. The Investment Company shall promptly notify the Distributor of the commencement of any litigation or proceedings against it or any of its officers or directors in connection with the issuance or sale of the Shares.
(b) The Distributor shall indemnify and hold harmless the Investment Company and each of its directors and officers and each person, if any, who controls the Investment Company against any loss, liability, claim, damage, or expense described in the foregoing indemnity contained in subsection (a) of this Section, but only with respect to statement or omissions made in reliance upon, and in conformity with, information furnished to the Investment Company in writing by or on behalf of the Distributor for use in connection with the registration statement or related Prospectus, as from time to time amended, or the annual or interim reports to shareholders. In case any action shall be brought against the Investment Company or any person so indemnified, in respect of which indemnity may be sought against the Distributor, the Distributor shall have the rights and duties given to the Investment Company, and the Investment Company and each person so indemnified shall have the rights and duties given to the Distributor by the provisions of subsection (a) of this Section 8.

Section 9. Selected Dealer and Selected Agent Agreements.
(a) The Distributor shall have the right to enter into sub-distribution agreements with securities dealers of its choice (“selected dealers”) and with depository institutions and other financial intermediaries of its choice (“selected agents”) for the sale of Shares and to fix therein the portion of the sales charge, if any, that may be allocated to the selected dealers or selected agents; provided, that all such agreements shall be in substantially the form of agreement as previously provided to and approved by the Funds and as the same may be amended or supplemented from time to time, or such other form as approved by the Investment Company. Shares shall be resold by selected dealers or selected agents only at the public offering price(s) set forth in the Prospectus relating to the Shares. The Distributor shall have the right to enter into shareholder servicing agreements with financial intermediaries of its choice; provided, that all such agreements shall be in a form as approved by the Investment Company.
(b) The Distributor will supervise its relationships with selected dealers and agents and may make payments to those selected dealers and agents in such amounts as the Distributor may determine from time to time in its sole discretion.
Section 10. Effectiveness, Duration and Termination of This Agreement. This Agreement shall become effective as of the date first above written and shall remain in force until September 30, 2021, and thereafter, but only so long as such continuance is specifically approved at least annually by (i) the Board of Directors of the Investment Company, or by the vote of a majority of the outstanding voting securities of the Investment Company, cast in person or by proxy, and (ii) a majority of those directors who are not parties to this Agreement or interested persons of any such party cast in person at a meeting called for the purpose of voting upon such approval.
This Agreement may be terminated at any time without the payment of any penalty, by the Board of Directors of the Investment Company or by vote of a majority of the outstanding voting securities of the Investment Company, or by the Distributor, on sixty days' written notice to the other party. This Agreement shall automatically terminate in the event of its assignment.
The terms “vote of a majority of the outstanding voting securities,” “assignment,” “affiliated person” and “interested person,” when used in this Agreement, shall have the respective meaning specified in the Investment Company Act.

Section 11. Notices. This Any notice required or permitted to be given hereunder by the Distributor to the Investment Company or by the Investment Company to the Distributor shall be deemed sufficiently given if made in writing and personally delivered or sent by electronic mail, facsimile or registered, certified or overnight mail, postage prepaid, addressed by the party giving such notice to the other party at the last address furnished by the other party to the party giving such notice, and unless and until changed pursuant to the foregoing provisions hereof each such notice shall be addressed to the Investment Company or the Distributor, as the case may be, at their respective principal places of business.
Section 12. Additional Funds. In the event that the Investment Company establishes one or more series of Shares after the effectiveness of this Agreement, such series of Shares shall become a series under this Agreement upon approval of this Agreement by the Board of the Investment Company with respect to the series of Shares and the execution of an amended Appendix A reflecting the applicable names and terms.
Section 13. Amendments of this Agreement. This Agreement may be amended by the parties only if such amendment is specifically approved by (i) the Board of Directors of the Investment Company, or by the vote of a majority of outstanding voting securities of the Investment Company, and (ii) a majority of those directors of the Investment Company who are not parties to this Agreement or interested persons of any such party cast in person at a meeting called for the purpose of voting on such approval.
Section 14. Governing Law. This Agreement shall be construed in accordance with the laws of the State of New York and the applicable provisions of the Investment Company Act. To the extent the applicable law of the State of New York, or any of the provisions herein, conflict with the applicable provisions of the Investment Company Act, the latter shall control.
Section 15. Miscellaneous.
(a) This Agreement constitutes the entire agreement between the Distributor and the Investment Company and supersedes any prior agreement with respect to the subject matter hereof, whether oral or written.
(b) This Agreement may be executed by the parties hereto on any number of counterparts, and all of the counterparts taken together shall be deemed to constitute one and the same instrument.
(c) If any part, term or provision of this Agreement is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal or invalid.
(d) Section headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

(e) No affiliated person, employee, agent, officer or director of the Distributor shall be liable at law or in equity for the Distributor’s obligations under this Agreement.
(f) Each of the undersigned warrants and represents that they have full power and authority to sign this Agreement on behalf of the party indicated and that their signature will bind the party indicated to the terms hereof.
IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement, as amended, as of the day and year first above written in New York, New York.
MUTUAL OF AMERICA INVESTMENT CORPORATION

* By:	/s/ James J. Roth
James J. Roth
Chairman, President and CEO

MUTUAL OF AMERICA SECURITIES LLC

* By:	/s/ William Rose
William Rose
Chairman, President and CEO

EXHIBIT “A”
To Distribution Agreement
Dated September 30, 2020
By and between
Mutual of America Investment Corporation
and Mutual of America Securities LLC
As of September 30, 2020
Mutual of America Investment Corporation
Equity Index Fund
All America Fund
Small Cap Value Fund
Small Cap Growth Fund
Small Cap Equity Index Fund
Mid Cap Value Fund
Mid-Cap Equity Index Fund
Composite Fund
International Fund
Catholic Values Index Fund
Money Market Fund
Mid-Term Bond Fund
Bond Fund
Retirement Income Fund
2015 Retirement Fund
2020 Retirement Fund
2025 Retirement Fund
2030 Retirement Fund
2035 Retirement Fund
2040 Retirement Fund
2045 Retirement Fund
2050 Retirement Fund
2055 Retirement Fund
2060 Retirement Fund
2065 Retirement Fund
Conservative Allocation Fund
Moderate Allocation Fund
Aggressive Allocation Fund